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|FORM 4|
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                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0104
    OBLIGATIONS MAY CONTINUE.  SEE                Expires:      January 31, 2005
    INSTRUCTION 1(b).                             Estimated average burden
                                                  hours per response.........0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 Mo, Y. Joseph
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   (Last)                           (First)             (Middle)

                                350 Corporate Blvd.
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                                    (Street)

                               Robbinsville, NJ 08691
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                               NexMed, Inc. (NEXM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     January 15, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify title below)

     President & CEO

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________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                            2.         2A.                       Securities Acquired (A) or      Beneficially   ship
                            Trans-     Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                            action     Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Date       Date, if     Code         ------------------------------- Reported       (D) or    Indirect
1.                          (Month/    any         (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Day/       (Month       ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  Year)      Day/Year)     Code     V      Amount      (D)    Price      and 4)      (Instr.4) (Instr.4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                         (Over)
                                                                SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise     3.      Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price    Trans-  ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of       action  Date, if Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-   Date    any      (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative    (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-   Day/    Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Stock Options $0.81(1) 1/15/03          A       200,000       1/15/03  12/16/12 Common    200,000         200,000      D
                                                                                 Stock
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EXPLANATION OF RESPONSES:


(1) The Exercise Price of the stock options is the average of the closing price of the Company's common stock from December 16, 2002 to January 15, 2003. On December 16, 2002, the Compensation Committee approved the Stock Options as 2002 bonus for Y. Joseph Mo.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/ VIVIAN H. LIU, ATTORNEY-IN-FACT                            1/17/03

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      **Signature of Reporting Person                             Date



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